UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 20, 2018

Griffin-American Healthcare REIT IV, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-55775	47-2887436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported in our Current Report on Form 8-K filed on July 30, 2018, September 7, 2018 and September 19, 2018, we, through GAHC4 Songbird SNF Portfolio, LLC, our wholly-owned subsidiary, entered into a purchase and sale agreement, or the Purchase Agreement, a first amendment to the Purchase Agreement and a second amendment to the Purchase Agreement, respectively, with Midwest Health Properties, LLC, Petersen - Farmer City, LLC, Petersen Health Care II, Inc., Petersen Health Care III, LLC, Petersen Health Care VIII, LLC, Petersen Health Care XI, LLC, Petersen Health Care XIII, LLC, Petersen Health Group, LLC, Petersen Health Care XII, LLC, Robings, LLC, each referred to as a Seller, or two or more Seller parties referred to as Sellers, Midwest Health Operations, LLC, Petersen Health & Wellness, LLC, Petersen Health Business, LLC, Petersen Health Care - Farmer City, LLC, Petersen Health Care II, Inc., Petersen Health Care VII, LLC, Petersen Health Group, LLC, Petersen Health Quality, LLC, each referred to as a Current Operator, or two or more Current Operator parties referred to as Current Operators, POP, LLC as Tenant, an affiliate of Seller and Current Operator, and Mark B. Petersen as Guarantor, the indirect or direct owner of Sellers, Current Operators and Tenant, in connection with the purchase of certain real property and certain other property and interests relating to the use and operation of 24 healthcare facilities, as set forth in the Purchase Agreement, located in Illinois and Missouri, or Songbird SNF Portfolio, for a contract purchase price of $78,500,000, plus closing costs. Songbird SNF Portfolio, consisting of approximately 625,000 square feet of gross leasable area and 2,104 licensed beds, includes 21 skilled nursing facilities and one assisted living facility located in Illinois and two skilled nursing facilities located in Missouri, and will be 100% leased at time of acquisition.

On September 21, 2018, we entered into a third amendment to the Purchase Agreement, as amended, or the Third Amendment, with the Sellers and Current Operators. The material terms of the Third Amendment extend the due diligence period to September 28, 2018. We anticipate closing this acquisition in the fourth quarter of 2018; however, we can give no assurance that the closing will occur within this timeframe, or at all. The potential acquisition of Songbird SNF Portfolio is subject to substantial conditions to closing.

Item 8.01 Other Events.

On September 20, 2018, our board of directors authorized a daily distribution to our Class T and Class I stockholders of record as of the close of business on each day of the period commencing on October 1, 2018 and ending on December 31, 2018. The daily distributions will be calculated based on 365 days in the calendar year and will be equal to $0.001643836 per share of our common stock, which is equal to an annualized distribution of $0.60 per share. These distributions will be aggregated and paid in cash or shares of our common stock pursuant to our distribution reinvestment plan monthly in arrears. The distributions declared for each record date in the October 2018, November 2018 and December 2018 periods will be paid in November 2018, December 2018 and January 2019, respectively, only from legally available funds.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT IV, Inc.
September 26, 2018
By:/s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer